Exhibit 4.1

                      ANHEUSER-BUSCH COMPANIES, INC.
                      2007 EQUITY AND INCENTIVE PLAN

     1.  Purpose; Types of Awards; Construction.

     The purpose of the Anheuser-Busch Companies, Inc. 2007 Equity and Incentive Plan (the "Plan") is to promote the interests of Anheuser-Busch and the stockholders of the Company by providing executive officers and other management employees of Anheuser-Busch with appropriate incentives and rewards to encourage them to enter into and continue in the employ of Anheuser-Busch, to acquire a proprietary interest in the long-term success of Anheuser-Busch and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant, in the sole discretion of the Committee, of options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights, restricted stock, restricted stock units and other stock- or cash-based awards. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for "performance-based compensation" under Section 162(m) of the Code may comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

     2.  Definitions.

     For purposes of the Plan, the following terms shall be defined as set forth below:

     (a) "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest (other than a Subsidiary), but only if expressly so designated by the Committee from time to time. Without limiting the generality of the foregoing, the term "Affiliate" shall not include any beer wholesaler or distributor in which Anheuser-Busch Investment Capital Corporation or other Subsidiary invests, unless the Committee expressly determines otherwise; the Committee may also revoke or reinstate any such designation from time-to-time.

     (b) "Anheuser-Busch" means the Company and its Subsidiaries and Affiliates on or after the Effective Date.

     (c) "Award" means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

     (d) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

     (e)  "Board" means the Board of Directors of the Company.

     (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (g) "Committee" means the committee of the Board described in Section 3 hereof and any sub-Committee established by such committee pursuant to
Section 3.

     (h) "Company" means Anheuser-Busch Companies, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.


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     (i)  "Covered Employee" means an employee who is, or who is anticipated to become, between the time of grant and payment of the award, a "covered employee," as such term is defined in Section 162(m)(3) of the Code (or any successor section thereof).

     (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

     (k) "Fair Market Value" of Stock on a given valuation date means (i) for purposes of determining the exercise price per share of Options or the grant price of SARs, the price per share at which the Stock was last sold as reported on the New York Stock Exchange Composite Tape as of such valuation date or (ii) for any other purpose, the average of the highest and lowest selling prices per share of Stock as reported on the New York Stock Exchange Composite Tape as of such valuation date. If the applicable sales price per share of Stock is not reported on the New York Stock Exchange Composite Tape, then such sales price shall be as reported on the principal exchange market or quotation system for the Stock. In the event that no sale of Stock occurs on such valuation date, (i) for purposes of determining the exercise price per share of Options or the grant price of SARs, if there were sales reported within a reasonable period before such valuation date, the price per share at which the Stock was last sold on the nearest date on which sales occurred before such valuation date shall be used and (ii) for any other purpose, if there were sales reported within a reasonable period both before and after such valuation date, the weighted average of the means between the highest and lowest selling prices on the nearest date before and the nearest date after such valuation date shall be used, with the average to be weighted inversely by the respective numbers of trading days between the selling dates and such valuation date. If the determination of value set forth in this Section cannot be made for whatever reason, then the value per share shall be determined by the Committee in a manner consistent with Section 409A of the Code and, with respect to ISOs, Section 422 of the Code, and authoritative official guidance under such sections.

     (l) "Grantee" means an executive officer or other management or key employee of Anheuser-Busch who has been granted an Award under the Plan.

     (m) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

     (n) "NQSO" means any Option that is not designated as an ISO, or which is designated by the Committee as an ISO but which subsequently fails or ceases to qualify for the exclusion from income provided in Section 421 (or any successor provision) of the Code.

     (o) "Option" means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.

     (p) "Other Cash-Based Award" means cash awarded under Section 6(b)(v) of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

     (q) "Other Stock-Based Award" means a right or other interest granted to a Grantee under Section 6(b)(v) of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to (i) unrestricted Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Grantee to acquire Stock from the Company containing terms and conditions prescribed by the Committee.

     (r) "Performance Goals" means performance goals based on the attainment by the Company or any Subsidiary or Affiliate of the Company (or any division or business unit of such entity) of performance goals preestablished by the Committee in its sole discretion, based on one or more of the following criteria (if applicable, such criteria shall be determined in accordance with generally accepted accounting principles ("GAAP") or based upon the Company's GAAP financial statements): (1) return on total stockholder equity; (2) earnings per share of Stock; (3) income before taxes; (4) earnings before any or all of interest, taxes, minority


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interest, depreciation and amortization; (5) economic profit; (6) sales or revenues; (7) return on assets, capital or investment; (8) market share; (9) cost reduction goals; (10) implementation or completion of critical projects or processes; (11) operating cash flow, (12) free cash flow, and (13) any combination of, or a specified increase in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of performance under one or more of the criteria described above relative to the performance of other comparable entities. To the extent permitted under
Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee in its sole discretion may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. The Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate of the Company or the financial statements of the Company or any Subsidiary or Affiliate of the Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, as applicable.

     (s) "Plan" means this Anheuser-Busch Companies, Inc. 2007 Equity and Incentive Plan, as amended from time to time.

     (t) "Restricted Stock" means an Award of shares of Stock to a Grantee under Section 6(b)(iii) that may be subject to certain restrictions and to a risk of forfeiture. Stock issued upon the exercise of Options or SARs is not "Restricted Stock" for purposes of this Plan, even if subject to post-issuance transfer restrictions or forfeiture conditions. When Restricted Stock vests, it ceases to be "Restricted Stock" for purposes of this Plan.

     (u)  "Restricted Stock Unit" means a right granted to a Grantee under
Section 6(b)(iv) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

     (v) "Rule 16b-3" means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

     (w) "Stock" means shares of the common stock, par value $1 per share, of the Company.

     (x) "Stock Appreciation Right" or "SAR" means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

     (y) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     (z)  "Total Authorized Shares" shall have the meaning set forth in
Section 5 of the Plan.

     3.  Administration.

     The Plan shall be administered by the Compensation Committee of the Board, or another committee appointed by the Board from time to time, consisting solely of three or more members of the Board, each of whom at all times shall be an independent director in accordance with the Company's Corporate Governance Guidelines and none of whom shall be an officer or employee of the Company or any of its Subsidiaries at the time of service. Committee members shall not be eligible to receive Awards under this Plan. During any time when one or more Committee members may not be qualified to serve under Rule 16b-3, under Section 162(m)


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of the Code, or under any other rule or law which contains special qualifications for Committee members in order to avoid a penalty or to obtain a benefit, the Committee may form a sub-Committee from among its qualifying members. The sub-Committee may act, in lieu of the full Committee, with respect to all or any category of Awards granted or to be granted to all or any group of Grantees, and may take other actions deemed appropriate and convenient to prevent, control, minimize, or eliminate any penalties, loss of benefits, or other adverse effects of such potential disqualification. Any such sub-Committee shall have the full authority of the full Committee under this Plan, except to the extent the full Committee limits the sub-Committee's powers. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine Performance Goals no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make other determinations deemed necessary or advisable by the Committee for the administration of the Plan. Notwithstanding the foregoing, but subject to Section 5(b) hereof, neither the Board, the Committee nor their respective delegates shall have the authority to (i) reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company's stockholders, (ii) take any other action (whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater options) that has the effect of repricing an Option or other Award, or (iii) grant any Option or other Award that contains a so-called "reload" feature under which additional Options or other Awards are granted automatically to the Grantee upon exercise of the original Option or Award. Anything in this Plan to the contrary notwithstanding, the Committee's authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code. All determinations of the Committee shall be made by a majority of its members at a meeting, either present in person or participating by conference telephone or other communications equipment by means of which all members participating in the meeting can hear each other, or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary or Affiliate of the Company, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

     4.  Eligibility.

     Awards may be granted to executive officers and other management employees of the Company or its Subsidiaries or Affiliates, including officers and directors who are employees. In determining the persons to


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whom Awards shall be granted and the number of shares to be covered by each
Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries or Affiliates and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

     5.  Stock Subject to the Plan.

     (a) Shares Available for Awards; Individual Limitations. The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 45,000,000 shares of Stock (all of which such shares of Stock may be granted as ISOs), subject to adjustment as provided herein ("Total Authorized Shares"). Subject to adjustment as provided herein, and subject to the proviso contained in the sentence, no more than 12,500,000 shares of Stock may be awarded under the Plan in the aggregate in respect of Awards other than Options and SARs; provided, however, that to the extent more than 12,500,000 shares of Stock are awarded hereunder in respect of Awards other than Options and SARs ("Excess Shares"), the aggregate number of shares reserved for grant hereunder shall be reduced on the basis of four shares for each such Excess Share. Subject to adjustment as provided herein, no more than 1,500,000 shares of Stock may be made subject to Awards granted to an individual in a single calendar year. Determinations made in respect of the limitations set forth in the immediately preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Shares of Stock issuable hereunder may, in whole or in part, be authorized but unissued shares or shares of Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares of Stock subject to an Award are forfeited or cancelled, or if an Award terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture or cancellation, again be available for Awards under the Plan. Shares of Stock shall not again be available if such shares are surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of an Award. Awards which, pursuant to their terms, are to be settled solely in cash shall not reduce the number of shares of Stock available for Awards. Upon the exercise of any Award granted in tandem with any Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

     (b) Adjustments for Change in Capitalization. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award, and (iv) the Performance Goals applicable to outstanding Awards; provided that, with respect to ISOs, any such adjustment shall be made in accordance with Section 424 of the Code; and provided further that, no such adjustment shall cause any Award hereunder which is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section.

     6.  Specific Terms of Awards.

     (a) General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary of the Company upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such


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additional terms and conditions, not inconsistent with the provisions of the
Plan, as the Committee shall determine; provided, however, that any such terms and conditions shall not be inconsistent with Section 409A of the Code.

     (b) Types of Awards. The Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon Performance Goals. Each Award shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

          (i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

               (A) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

               (B) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee, through a "broker cashless exercise" procedure approved by the Committee, a combination of the above, or any other method approved by the Committee, in any case in an amount having a combined value equal to such exercise price; provided, however, that no loan of funds shall be made by the Company to a Grantee in connection therewith.

               (C) Term and Exercisability of Options. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, however, subject to Section 6(b)(vii), that Options shall not become exercisable with respect to the full number of shares of Stock underlying such Options prior to three years from the date of grant although Options may become exercisable earlier with respect to some of such underlying shares. The term of the Options will not exceed ten years from the date of grant. Notwithstanding the foregoing, the Committee shall have the authority to accelerate the exercisability of the Options on a Change in Control (as defined in the Award Agreement) or on termination of employment. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

               (D) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law; provided, however, that in no event shall dividend equivalents be granted with respect to any Options.

               (E) Special Requirements for Incentive Stock Options. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the following requirements: (i) the ISO shall be granted within ten years from the earlier of the date of adoption or shareholder approval of the Plan; (ii) ISOs may only be granted to employees of the Company or a Subsidiary; (iii) to the extent that the aggregate grant date Fair Market Value of shares of Stock with respect to which ISOs are exercisable for the first time by a Grantee during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as NQSOs; (iv) ISOs shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative; and (v) no ISO may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than


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ten percent of the total combined voting power of all classes of stock of the
Company unless (A) the exercise price of such ISO is at least 110 percent of the Fair Market Value of a share of Stock at the time such ISO is granted and
(B) such ISO is not exercisable after the expiration of five years from the date such ISO is granted.

          (ii) SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

                (A) In General. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of an SAR may be made in cash, Stock, property, or a combination of the foregoing, as specified in the Award Agreement or determined in the sole discretion of the Committee.

                (B) Grant Date of SARs. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an SAR shall be considered the day on which such SAR is granted.

                (C) Term and Exercisability of SARs. SARs shall be exercisable over the exercise period at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, however, subject to Section 6(b)(vii), that SARs shall not become exercisable with respect to the full number of shares of Stock underlying such SARs prior to three years from the date of grant although SARs may become exercisable earlier with respect to some of such underlying shares. The term of the SARs will not exceed ten years from the date of grant. Notwithstanding the foregoing, the Committee shall have the authority to accelerate the exercisability of the SARs on a Change in Control (as defined in the Award Agreement) or on termination of employment.

                (D) Payment. An SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR). A SAR may be exercised by giving written notice of such exercise to the Committee or its designated agent.

          (iii) Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

                 (A) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that shall lapse, in whole or in part, only upon the attainment of Performance Goals. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon. Subject to
Section 6(b)(vii), except in the case of Restricted Stock that is subject to Performance Goals, Restricted Stock shall not vest with respect to the full number of shares of Stock underlying such Restricted Stock prior to three years from the date of grant although Restricted Stock may vest earlier with respect to some of such underlying shares.

                 (B) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered


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in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

                 (C) Dividends. Except to the extent restricted under the applicable Award Agreement, dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to the transfer restrictions, forfeiture risks and vesting conditions to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

          (iv) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

                (A) Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Awards as it, in its discretion, deems appropriate, including, but not limited to, achievement of Performance Goals. Subject to Section 6(b)(vii), except in the case of Restricted Stock Units that are subject to Performance Goals, Restricted Stock Units shall not vest with respect to the full number of shares of Stock underlying such Restricted Stock Units prior to three years from the date of grant although Restricted Stock Units may vest earlier with respect to some of such underlying shares.

                (B) Benefit Upon Vesting. Unless otherwise provided in an Award Agreement, upon the vesting of a Restricted Stock Unit, there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, the number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

                (C)  Dividend Equivalents.  Subject to the requirements of
Section 409A of the Code, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Grantee, and may be settled in cash or Stock, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may be made subject to the transfer restrictions, forfeiture risks, vesting and conditions of the Restricted Stock Units and subject to such other conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

          (v) Other Stock- or Cash-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon the achievement of Performance Goals, and, if so granted, such goals shall relate to periods of performance in excess of one calendar year. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum amount that any Grantee may receive with respect to Other Cash-Based Awards pursuant to this Section 6(b)(v) in respect of any annual performance period is $8,000,000 and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate.
No payment shall be made to a Covered Employee prior to the certification by the Committee that any applicable Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code. Subject to Section 6(b)(vii), except in the case of Other Stock-Based Awards and Other Cash-Based Awards that are subject to Performance Goals, Other Stock-Based Awards and Other Cash-Based Awards shall not vest with


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respect to the full number of shares of Stock or the full amount of cash underlying such Awards prior to three years from the date of grant although Other Stock-Based Awards and Other Cash-Based Awards may vest earlier with respect to some of such underlying shares or cash amount.

          (vi) Minimum Vesting of Awards Subject to Performance Goals. Subject to Section 6(b)(vii), in the case of any Award made subject to Performance Goals, such Award shall not vest earlier than one year following the date of grant.

          (vii) Shorter Vesting for Limited Number of Awards. Notwithstanding any other provision of this Section 6(b), the Committee may grant Awards which become fully exercisable or fully vest prior to three years (or one year in the case of Awards subject to Performance Goals) from the date of grant ("Shorter Vesting Awards"), as determined by the Committee and evidenced in an Award Agreement, provided that the aggregate number of shares of Stock underlying all such Shorter Vesting Awards granted hereunder shall not exceed 1,000,000 shares.

     (c) Termination of Employment. Award Agreements may contain any provision approved by the Committee relating to the period for exercise or vesting after termination of employment, and relating to the circumstances under which a termination is deemed to occur. Except as otherwise set forth in the Award Agreement, each Award shall terminate immediately upon the Grantee's termination of employment with the Company or any of its Subsidiaries or Affiliates; provided, however, that in no event shall an Option or SAR be exercised following its expiration date.

     7.  Change in Control Provisions.

     (a) Vesting on Change in Control. Unless otherwise determined by the Committee and evidenced in an Award Agreement, in the event of a Change in Control (as defined in the Award Agreement):

          (i) any Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable; and

          (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved.

     (b) Cashout of Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control (as defined in the Award Agreement) in which the consideration paid to the holders of shares of Stock is solely cash, the Committee may, in its discretion, provide that each Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per share of Stock in the Change in Control over the exercise or purchase price (if any) per share of Stock subject to the Award multiplied by (ii) the number of Shares granted under the Award.

     8.  General Provisions.

     (a) Nontransferability. Unless otherwise determined by the Committee and evidenced in an Award Agreement, but subject to Section 6(b)(i)(E) in the case of ISOs, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

     (b) No Right to Continued Employment, etc. Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company or Subsidiary or Affiliate of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee's employment relationship.


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     (c)  Taxes.  The Company or any Subsidiary or Affiliate of the Company
is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes (including foreign taxes) due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, such withholding and other taxes shall be satisfied with shares of Stock to be received upon settlement or exercise of such Award equal to the minimum amount required to be withheld.

     (d)  Stockholder Approval; Amendment and Termination.

          (i) The Plan shall take effect upon its adoption by the Board (the "Effective Date"), subject to approval by the stockholders of the Company.

          (ii) The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award theretofore granted under the Plan.

     (e) Expiration of Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the date of the Plan's adoption by the Board. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award theretofore granted.

     (f) Deferrals. The Committee shall have the authority to establish such procedures and programs that it deems appropriate to provide Grantees with the ability to defer receipt of cash, Stock or other property payable with respect to Awards granted under the Plan; provided, however, to the extent that such deferral is subject to Section 409A of the Code, the rules and procedures established by the Committee shall comply with Section 409A of the Code.

     (g) Section 409A. It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

     (h) No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by the Award until the date of the issuance of a Stock certificate to him for such shares or the issuance of shares to him in book-entry form.

     (i) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.


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     (j)  No Fractional Shares.  No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (k)  Regulations and Other Approvals.

          (i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

          (ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

          (iii) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

          (iv) With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.
     (l) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

     (m) Awards to Employees Subject to Taxation Outside of the United States. Without amending this Plan, Awards may be granted to Grantees who are foreign nationals or who are employed outside the United States or both, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan. Such different terms and conditions may be reflected in Addenda to this Plan or in the applicable Award Agreement. However, no such different terms or conditions shall be employed if such terms or conditions constitute, or in effect result in, an increase in the aggregate number of shares which may be issued under this Plan or a change in the definition of Grantee.

     (n) No Loans. The Company shall not lend money to any Grantee to finance any transaction under this Plan, and no provision of this Plan shall be construed as permitting any such loan.


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